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                                                                   EXHIBIT 23.2



                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion of our report dated February 1, 1996 (except with respect to Note 10, as to which the date is March 19, 1996), on the financial statements of Kansas
RSA #5, Inc., USCOC of Missouri RSA #1, Inc., USCOC of Missouri RSA #4, Inc., and Missouri RSA No. 2, (a division of USCOC of Missouri RSA #5, Inc.) as of December 31, 1995 and 1994, and for the years then ended (and to all references to our Firm) included in or made a part of this Registration Statement.

                                                            ARTHUR ANDERSEN LLP


Chicago, Illinois
April 28, 1997